FORM 3
                            U.S. SECURITIES AND EXCHANGE COMMISSION
                                    Washington, D.C. 20549

                    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


                  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company
              Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1.    Name and Address of Reporting Person

            S-P Properties, Inc.
      ------------------------------------------------------------------------
                (Last)                    (First)                 (Middle)

                  5850 San Felipe
      ------------------------------------------------------------------------
                    (Street)

              Houston                Texas                        77057
      ------------------------------------------------------------------------
              (City)                (State)                       (Zip)

2.    Date of Event Requiring
      Statement (Month/Day/Year)          9/24/96
                                         --------------------------------------

3.    IRS or Social Security Number of
      Reporting Person (Voluntary)
                                          -------------------------------------

4.    Issuer Name and Ticker or Trading Symbol

                  Property Secured Investments, Inc.
      -------------------------------------------------------------------------

5.    Relationship of Reporting Person to Issuer (Check all applicable)

      ..... Director                         ..X.. 10% Owner

      ..... Officer (give title below)       ..... Other (specify below)

                  ---------------------------------------------

6.    If Amendment, Date of Original (Month/Day/Year)

                                                           --------------------

7.   Individual or Joint/Group Filing (Check Applicabe Line)

     ..X..  Form filed by One Reporting Person

     .....  Form filed by More than One Reporting Person

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
FORM 3 (continued)




                    Table I -- Non-Derivative Securities Beneficially Owned
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1. Title of Security (Instr. 4)    2. Amount of        3. Ownership Form:       4. Nature of Indirect Beneficial
                                   Securities Bene-    Direct (D) or            Ownership (Instr. 5)
                                   ficially Owned      Indirect (I)
                                   (Instr. 4)          (Instr. 5)

     Common Stock                   144,000 shares            D                      N/A
----------------------------------------------------------------------------------------------------------





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
FORM 3 (continued)


                     Table II -- Derivative Securities Beneficially Owned (e.g.,
                 puts, calls, warrants, options, convertible securities
-----------------------------------------------------------------------------------------------------


                         2. Date Exercisable      3. Title and Amount of            4. Con-         5. Ownership
                         and Expiration Date      Securities Underlying             version or      Form of
                         (Month/Day/Year)         Derivative Security (Instr. 4)    Exercise        Derivative
                         ----------------         ---------------------             Price of        Security:      6. Nature of
                         Date      Expira-                   Amount or              Derivative      Direct (D)     Indirect
                         Exer-     tion                      Number of              Security        or Indirect    Beneficial
                         cisable   Date            Title     Shares                                 (I) (Instr.    Ownership
1. Title of Derivative                                                                              5)             (Inst. 5)
Security (Instr. 4)

------------------------------------------------------------------------------------------------------








Explanation of Responses:



** Intentional misstatements or omissions of facts        /s/ Thomas N. Thurber                10/3/96
   constitute Federal Criminal Violations.                -----------------------------------  --------
 See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                  ** Signature of Reporting Person     Date
                                                               President, S-P Properties, Inc.

Note:  File three copies of this Form, one of which must be manually signed.  If space provided is insufficient, See
Instruction 6 for procedure.


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